EXHIBIT 99.2

NEWS RELEASE

BLACKSANDS PROVIDES CORPORATE UPDATE

TORONTO, ONTARIO, April 30, 2009 – Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company” or “Blacksands”) announced today that the Board of Directors has approved an agreement in principle to sell a portion its shares of Access Energy Inc. (“Access”), its majority-owned subsidiary, to the other shareholder of Access. This transaction is subject to Blacksands’ shareholder approval at the upcoming annual general meeting of shareholders.

As well, the Company announced today that it will be seeking shareholder approval of a 1-for-3 reverse stock split. Finally, the Company announced that the Board of Directors has rescinded its approval of the pending grant of stock options under the amended 2008 Company Stock Option Plan, yet to be approved by the shareholders.

Sale of Shares of Access

The Company currently holds 75% of the outstanding shares of Access. The Company has reached an agreement in principle with Mr. Reg Burden, the other Access shareholder, for the Company to transfer a portion of its Access shares to Mr. Burden. The sale would be subject to the approval of the shareholders of Blacksands. Following the transfer, Blacksands would hold 25% of the outstanding Access shares and Mr. Burden would hold 75%. As consideration for the transfer, the Company would be relieved of its contractual obligation to fund Access’ annual plan and budget including Access’ commitments to First Nations’ communities, Mr. Burden would pay Blacksands nominal consideration, and Mr. Burden’s warrants to purchase 1.5 million shares of Blacksands (the “Access Warrants”) would be cancelled.

The Company expects to close the sale of the Access shares, subject to completion of documentation and receipt of Blacksands’ shareholder approval, as soon as practicable following the Blacksands’ shareholder meeting.

Following the share transfer, the Company intends to pursue other opportunities in the resource sector.

1-for-3 Reverse Stock Split

At the next annual general meeting, the Company plans to seek shareholder approval for a reverse split of its Common Stock, which it currently anticipates will be a 1-for-3 split. If the reverse stock split is approved by shareholders, each holder of the Company’s Common Stock on the effective date of the reverse stock split will be entitled to receive one share of new Common Stock in exchange for every three shares of old Common Stock held by such holder. The Company’s authorized Common Stock would be similarly reduced.

Cancellation of Stock Options

The Board of Directors, at its meeting on April 27, 2009, rescinded its February 15, 2008 approval of the granting of stock options to directors, officers and consultants to the Company for options representing 2.2 million shares. These options have not yet been granted pending the approval of the amended 2008 Company Stock Option Plan by the shareholders at the Company’s next annual general meeting. With the decision to rescind the Board’s prior approval of the granting, the Company will have no stock options granted or to be granted when the amended 2008 Company Stock Option Plan is approved by the shareholders. The Company has no other outstanding stock options at this time. The amended 2008 Company Stock Option Plan remains subject to shareholder approval at the forthcoming annual general meeting. Any future options to directors, officers, employees and consultants will be granted on terms in accordance with the amended 2008 Company Stock Option Plan once approved.

About Blacksands

Blacksands Petroleum, through its 75% ownership of Access Energy Inc. – a private Canadian company - is engaged in the business of exploring for, developing and operating unconventional oil and gas projects. Such projects may include oil produced from tar sands, also referred to as oil sands, or bituminous sands, which are a combination of clay, sand, water, and bitumen.

"Paul A. Parisotto"

President & CEO

For further information, please contact:

Paul A. Parisotto

President & CEO

416-359-7805

Cautionary Note Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated actions and expectations of the Company discussed in this press release and the anticipated benefits of those actions. All statements, other than statements of historical fact, included herein including, without limitation, the word “expect” and similar expressions identify forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the ability to receive shareholder approval, the ability to complete the share transfer documentation to both parties satisfaction, the completion of the share transfer and the Company’s ability to refocus on gold exploration and production and other risks and uncertainties disclosed in the Company’s 10-K for the year ended October 31, 2008, filed with the United States Securities and Exchange Commission, and other information released by the Company from time to time and filed with the appropriate regulatory agencies.